EXHIBIT 21
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The subsidiaries of TCBY Enterprises,  Inc. and their respective states  of incorporation are as follows:

              American Best Care, Inc.                Arkansas
              Americana Foods General Partner, Inc.   Arkansas
              Americana Foods Limited Partnership     Texas
              Carlin Manufacturing, Inc.              Arkansas
              FSL, Inc.                               Nevada
              Riverport Equipment and
                Distribution Company                  Arkansas
              TCBY International, Inc.                Arkansas
              TCBY International Foreign Sales
                Corporation                           Virgin Islands
              TCBY of Georgia, Inc.                   Georgia
              TCBY of Texas, Inc.                     Texas
              TCBY Systems, Inc.                      Arkansas
              TCBY of Aruba, Inc.                     Arkansas
              TCBY of Mexico, Inc.                    Arkansas
              TCBY of Saudi Arabia, Inc               Arkansas
              TCBY of Qatar, Inc.                     Arkansas
              TCBY United Kingdom, Inc.               Arkansas
              TCBY of the Philippines, Inc.           Arkansas
              TCBY of Israel, Inc.                    Arkansas
              TCBY of Portugal, Inc.                  Arkansas
              TCBY of The Netherlands, Inc.           Arkansas
              For Future Use VII, Inc.                Arkansas
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Each of these  subsidiaries does  business under  its respective  corporate name. All of the outstanding capital stock of each subsidiary is owned by TCBY Enterprises, Inc. except Americana Foods Limited Partnership which is 99% owned by FSL, Inc. and 1% owned by Americana Foods General Partner, Inc.; FSL, Inc. is wholly owned by Americana Foods General Partner, Inc. TCBY of Texas, Inc. is also wholly owned by Americana Foods General Partner, Inc.